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                                                                   Exhibit (d)
                            INVESTMENT ADVISORY AGREEMENT


     PPM America Funds, a Massachusetts business trust registered under the Investment Company Act of 1940 (the "1940 Act") as an open-end diversified management investment company ("PPMA Funds"), and PPM America, Inc., a Delaware corporation registered under the Investment Advisers Act of 1940 as an investment adviser ("PPMA"), agree that:

     1. ENGAGEMENT OF PPMA. PPMA Funds appoints PPMA to furnish investment advisory and other services to PPMA Funds for its series designated PPM America Value Equity Fund, PPM America Small Cap Value Equity Fund and PPM America High Yield Bond Fund (each, a "Fund"), and PPMA accepts that appointment, for the period and on the terms set forth in this agreement.

     If PPMA Funds establish one or more series in addition to the Funds named above with respect to which it desires to retain PPMA as investment adviser hereunder, and if PPMA is willing to provide such services under this agreement, PPMA Funds and PPMA may add such new series to this agreement, by written supplement to this agreement. Such supplement shall include a schedule of compensation to be paid to PPMA by PPMA Funds with respect to such series and such other modifications of the terms of this agreement with respect to such series as PPMA Funds and PPMA may agree. Upon execution of such a supplement by PPMA Funds and PPMA, that series will become a Fund hereunder and shall be subject to the provisions of this agreement to the same extent as the Funds named above, except as modified by the supplement.

     2.   SERVICES OF PPMA.

     (a) INVESTMENT MANAGEMENT. Subject to the overall supervision and control of PPMA Funds' Board of Trustees (the "Board"), PPMA shall have supervisory responsibility for the general management and investment of the Funds' assets. PPMA shall comply with the 1940 Act and with all applicable rules and regulations of the Securities and Exchange Commission, the provisions of the Internal Revenue Code applicable to the Funds as regulated investment companies, the investment policies and restrictions, portfolio transaction policies and the other statements concerning the Funds in PPMA Funds' Agreement and Declaration of Trust, Bylaws, and registration statements under the 1940 Act and the Securities Act of 1933 (the "1933 Act"), and policy decisions and procedures adopted by the Board from time to time.

     PPMA is authorized to make the decisions to buy and sell securities and other assets for the Funds, to place the Funds' portfolio transactions with broker-dealers, and to negotiate the terms of such transactions including brokerage commissions on brokerage transactions, on behalf of the Funds. PPMA is authorized to exercise discretion within the Funds' policy concerning allocation of its portfolio brokerage, as permitted by law, including but not limited to section 28(e) of the Securities Exchange Act of 1934, and in so doing shall not be required to make any reduction in its investment advisory fees.

     All activities of PPMA shall be conducted in accordance with PPMA Funds' Agreement

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and Declaration of Trust, Bylaws and registration statement, under the supervision and direction of the Board, and in conformity with the 1940 Act and other applicable federal and state laws and regulations.

     (b) REPORTS AND INFORMATION. PPMA shall furnish to the Board periodic reports on the investment strategy and performance of the Funds and such additional reports and information as the Board or the officers of PPMA Funds may reasonably request.

     (c) CONFIDENTIALITY. PPMA shall treat confidentially and as proprietary information of PPMA Funds, all records and other information relating to PPMA Funds or to prior, present or potential shareholders of PPMA Funds, and will not use such records or information for any purpose other than in the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval by PPMA Funds, (ii) when so requested by PPMA Funds, or (iii) as required by applicable law or regulation, provided that, in the case of any disclosure pursuant to applicable law or regulation, PPMA shall, to the extent it is reasonably able to do so, provide PPMA Funds with prior notice in order to allow PPMA Funds to contest such request, requirement or order.

     (d) BOOKS AND RECORDS. In compliance with the requirements of Rule 31a-3 under the 1940 Act, PPMA agrees to maintain records relating to its services under this agreement, and further agrees that all records that it maintains for PPMA Funds are the property of PPMA Funds and to surrender promptly to PPMA Funds any of such records upon PPMA Funds' request. PPMA further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 3la-1 under the 1940 Act.

     (e) STATUS OF PPMA. PPMA shall for all purposes herein be deemed to be an independent contractor and not an agent of PPMA Funds and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent PPMA Funds in any way.

     3. EXPENSES TO BE PAID BY TRUST. Except as otherwise provided in this agreement or any other contract to which PPMA Funds is a party, PPMA Funds shall pay all expenses incidental to its organization, operations and business, including, without limitation:

     (a) all charges of depositories, custodians, sub-custodians and other agencies for the safekeeping and servicing of its cash, securities and other property and of its transfer agents and registrars and its dividend disbursing and redemption agents, if any;

     (b)  all charges of its fund accounting services agent, if any;

     (c)  all charges of legal counsel and of independent auditors;

     (d) all compensation of trustees other than those affiliated with PPMA or PPMA Funds' fund accounting services agent, if any, and all expenses incurred in connection with their services to PPMA Funds;

     (e) all expenses of preparing, printing and distributing notices, proxy solicitation materials and reports to shareholders of the Funds;


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     (f)  all expenses of meetings of shareholders of the Funds;

     (g) all expenses of registering and maintaining the registration of PPMA Funds under the 1940 Act and of shares of the Funds under the 1933 Act, including all expenses of preparing, filing and printing of annual or more frequent revisions of the Funds' registration statements under the 1940 Act and 1933 Act, and of supplying each then existing shareholder or beneficial owner of shares of the Funds of a copy of each revised prospectus or supplement thereto, and of supplying a copy of the statement of additional information upon request to any then existing shareholder;

     (h)  all costs of borrowing money;

     (i) all expenses of publication of notices and reports to shareholders and to governmental bodies or regulatory agencies;

     (j) all taxes and fees payable to federal, state or other governmental agencies, domestic or foreign, and all stamp or other taxes;

     (k) all expenses of bond and insurance coverage required by law or deemed advisable by the Board;

     (l) all expenses of qualifying and maintaining qualification of, or providing appropriate notification of intention to sell relating to, shares of the Funds under the securities laws of the various states and other jurisdictions, and of registration and qualification of PPMA Funds under any other laws applicable to PPMA Funds or its business activities;

     (m) all fees, dues and other expenses related to membership of PPMA Funds in any trade association or other investment company organization; and

     (n)  any extraordinary expenses.

     In addition to the payment of expenses, PPMA Funds shall also pay all brokers' commissions and other charges relating to the purchase and sale of portfolio securities for each Fund.

     4. ALLOCATION OF EXPENSES PAID BY PPMA FUNDS. Any expenses paid by PPMA Funds that are attributable solely to the organization, operation or business of a Fund or Funds shall be paid solely out of the assets of that Fund or Funds. Any expense paid by PPMA Funds that is not solely attributable to a Fund or Funds, nor solely to any other series of PPMA Funds, shall be apportioned in such manner as PPMA Funds or PPMA determines is fair and appropriate, or as otherwise specified by the Board.

     5. EXPENSES TO BE PAID BY PPMA. PPMA shall furnish to PPMA Funds, at PPMA's own expense, office space and all necessary office facilities, equipment and personnel required to provide its services pursuant to this agreement. PPMA shall also assume and pay all expenses incurred by it in connection with managing the assets of the Funds, all expenses of marketing shares of the Funds and all expenses of placement of securities orders and related bookkeeping.


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     6.   COMPENSATION OF PPMA.  For the services to be rendered and the expenses to be assumed and to be paid by PPMA under this agreement, PPMA Funds shall pay to PPMA fees calculated daily and paid monthly at the annual rate of 0.80% of the average daily net asset value of the PPM America Value Equity Fund, 0.90% of the average daily net asset value of the PPM America Small Cap Value Equity Fund and 0.65% of the average daily net asset value of the PPM America High Yield Bond Fund.

     The fees attributable to each Fund shall be a separate charge to such Fund and shall be the several (and not joint or joint and several) obligation of each such Fund.

     7. SERVICES OF PPMA NOT EXCLUSIVE. The services of PPMA to PPMA Funds under this agreement are not exclusive, and PPMA shall be free to render similar services to others so long as its services under this agreement are not impaired by such other activities.

     8. SERVICES OTHER THAN AS ADVISER. Within the limits permitted by law, PPMA may receive compensation from PPMA Funds for other services performed by it for PPMA Funds which are not within the scope of the duties of PPMA under this agreement, including the provision of brokerage services.

     9. STANDARD OF CARE. To the extent permitted by applicable law, neither PPMA nor any of its directors, officers, agents or employees shall be liable to PPMA Funds or its shareholders for any loss suffered by PPMA Funds or its shareholders as a result of any error of judgment, or any loss arising out of any investment, or as a consequence of any other act or omission of PPMA in the performance of its duties under this agreement, except for liability resulting from willful misfeasance, bad faith or gross negligence on the part of PPMA, or by reason of reckless disregard by PPMA of its obligations and duties under this agreement.

     10. EFFECTIVE DATE, DURATION AND RENEWAL. This agreement shall become effective on December __, 1998. Unless terminated as provided in Section 11, this agreement shall continue in effect as to a Fund until December __, 2000 and thereafter from year to year only so long as such continuance is specifically approved at least annually (a) by a majority of those trustees who are not interested persons of PPMA Funds or of PPMA, voting in person at a meeting called for the purpose of voting on such approval, and (b) by either the Board or vote of the holders of a "majority of the outstanding shares" of that Fund (which term as used throughout this agreement shall be construed in accordance with the definition of "vote of a majority of the outstanding voting securities of a company" in section 2(a)(42) of the 1940 Act).

     11. TERMINATION. This agreement may be terminated as to a Fund at any time, without payment of any penalty, by the Board, or by a vote of the holders of a majority of the outstanding shares of that Fund, upon 60 days' written notice to PPMA. This agreement may be terminated by PPMA at any time upon 60 days' written notice to PPMA Funds. This agreement shall terminate automatically in the event of its assignment (as defined in Section 2(a)(4) of the 1940 Act).

     12. AMENDMENT. This agreement may not be amended as to a Fund without the affirmative vote (a) of a majority of those trustees who are not "interested persons" (as defined in


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section 2(a)(19) of the 1940 Act) of PPMA Funds or of PPMA, voting in person at a meeting called for the purpose of voting on such approval, and (b) of the holders of a majority of the outstanding shares of that Fund.

     13. NON-LIABILITY OF TRUSTEES AND SHAREHOLDERS. All obligations of PPMA Funds hereunder shall be binding only upon the assets of PPMA Funds (or the appropriate Fund) and shall not be binding upon any trustee, officer, employee, agent or shareholder of PPMA Funds. Neither the authorization of any action by the Trustees or shareholders of PPMA Funds nor the execution of this agreement on behalf of PPMA Funds shall impose any liability upon any trustee, officer or shareholder of PPMA Funds.

     14. NOTICES. Any notice, demand, change of address or other communication to be given in connection with this agreement shall be given in writing and shall be given by personal delivery, by registered or certified mail or by transmittal by facsimile or other electronic medium addressed to the recipient as follows:


          If to PPMA:    Mark B. Mandich
                         PPM America, Inc.
                         225 West Wacker Drive, Suite 1200
                         Chicago, IL  60602

          If to PPMA     Mark D. Nerud
          Funds:         c/o PPM America Funds
                         225 West Wacker Drive, Suite 1200
                         Chicago, IL  60606

     All notices shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by registered or certified mail, on the fifth business day following the deposit thereof in the mail and, if given by facsimile or other electronic medium, on the day of transmittal thereof.

     15. GOVERNING LAW. This Agreement shall be construed and interpreted in accordance with the laws of the State of Illinois and the laws of the United States of America applicable to contracts executed and to be performed therein.


Dated:  December __, 1998

                                        PPM AMERICA FUNDS



                                        By
                                            Mark D. Nerud


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                                        PPM AMERICA, INC.



                                        By
                                            Mark B. Mandich
                                            Executive Vice President


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